EXHIBIT 99

      IES Utilities Inc. (Utilities) is a wholly-owned subsidiary of IES Industries Inc. (IES). Substantially all of the information required for Utilities with respect to Form 10-K Items 11, 12 and 13 is included in IES' definitive proxy
statement   prepared  for  the  1996  annual   meeting   of   the
shareholders, which will be filed within 120 days of December 31,
1995.   Included hereto are drafts of the applicable sections  from the IES' definitive proxy statement.

                 ELECTION OF IES DIRECTORS

      Nine directors will be elected by the IES shareholders at the IES Meeting to serve until the next annual meeting or until their respective successors have been duly elected and qualified. All nine of the nominees have previously been elected as directors by the shareholders.

      In the event that any nominee should become unavailable for election, which is not now contemplated, the IES Board reserves discretionary authority to designate a substitute nominee. Proxies will be voted for the election of such other nominee or nominees as may be so designated by the IES Board.

               Nominees For Election As Directors

                                                       Year First
               Name and Age                            Elected a
                                                       Director

               C.R.S. ANDERSON, 68                    1978

Insert Picture #1
                          Mr. Anderson is the retired Chairman of
               the Board of IES after serving in that position following the merger of IE Industries Inc. and
               Iowa Southern Inc. Prior to the merger, Mr. Anderson was Chairman and President of Iowa Southern Inc., and had served in various positions at Iowa Southern Utilities Company since 1956. He is a past chairman of the Missouri Valley Electric Association and the Iowa Association of Business and Industry; and a former director of IMG Bond Accumulation Fund, IMG Stock Accumulation Fund, Midwest Gas Association and the Iowa Business Development Credit Corporation. Mr. Anderson has been a director of IES since 1991 and was first elected to the Iowa Southern Utilities Company board in 1978. Mr. Anderson serves on the Executive Committee and chairs the Audit Committee.

               J. WAYNE BEVIS, 61                         1987

Insert Picture #2
                          Mr.  Bevis  is Vice Chairman  of  Pella
               Corporation, a window and door manufacturing company in Pella, Iowa. Mr. Bevis retired on
               December 31, 1995 as Chief Executive Officer of Pella Corporation. He has served in various positions at Pella Corporation since 1973. Mr.
               Bevis is Chairman of several Pella Corporation subsidiaries and a member of the Policy Advisory Board of the Joint Center of Housing Studies of Harvard University and the University of Iowa College of Business Board of Visitors. He is a member and past chairman of the Iowa Business Council. Mr. Bevis has been a director of IES since 1991 and was first elected to the IE Industries Inc. board in 1987. Mr. Bevis serves on the Audit Committee.

               LEE LIU, 62                            1981

Insert Picture #3
                          Mr.  Liu  is  Chairman  of  the  Board,
               President & Chief Executive Officer of IES and is Chairman of the Board, President & Chief Executive Officer of Utilities. Mr. Liu has held a number of professional, management and executive positions since joining Iowa Electric Light and Power Company in 1957. He is a director of: HON Industries Inc., an office equipment manufacturer in Muscatine, Iowa; Principal Financial Group, an insurance company in Des Moines, Iowa; and Eastman Chemical Company, a diversified chemical company in Kingsport, Tennessee. He also serves as a trustee for Mercy Medical Center, a hospital in Cedar Rapids, Iowa and is a member of the Iowa Business Council, the Iowa Utility Association and the University of Iowa College of Business Board of Visitors. Mr. Liu has been a director of IES since 1991 and was first elected to the board of Iowa Electric Light and Power Company in 1981. Mr. Liu chairs the Executive Committee and serves on the Nominating Committee.

               JACK R. NEWMAN, 62                        1994

Insert Picture #4
                         Mr. Newman has been a Partner of Morgan,
               Lewis & Bockius, an international law firm based in Washington, D.C., specializing in energy matters since December 1, 1994. Mr. Newman has been engaged in private practice since 1967 and was previously a partner in the law firms Newman & Holtzinger and Newman, Bouknight & Edgar. He has served as nuclear legal counsel to IES since 1968. Prior to 1967, Mr. Newman served as Secretary and General Counsel of the Nuclear Materials and Equipment Corporation and as Staff Counsel to the Joint Congressional Committee on Atomic Energy. He advises a number of utility companies on nuclear power matters, including many European and Asian companies. Mr. Newman is a member of the Bar of the State of New York, the Bar Association of the District of Columbia, the Association of the Bar of the City of New York, the Federal Bar Association and the Lawyers Committee of the Edison Electric Institute. He was first appointed to the board of IES in August 1994. Mr. Newman serves on the Compensation Committee.

               ROBERT D. RAY, 67                          1987

Insert Picture #5
                         Mr. Ray is President and Chief Executive
               Officer of IASD Health Services Inc. (formerly Blue Cross and Blue Shield of Iowa, Western Iowa and South Dakota) ("IASD"), an insurance firm in Des Moines, Iowa. From 1983 until 1989 he was President and Chief Executive Officer of Life Investors, Inc., an insurance firm in Cedar Rapids, Iowa. Mr. Ray served as Governor of the State of Iowa for fourteen years, and was the United States Delegate to the United Nations in 1984. He is a director of the Maytag Company, an appliance manufacturer in Newton, Iowa and a director of Norwest Bank of Iowa in Des Moines, Iowa. He also serves as Chairman of the National Leadership Commission on Health Care Reform and the National Advisory Committee on Rural Health Care. Mr. Ray is a member of the Board of Governors Drake University, Des Moines, Iowa, and the Iowa Business Council. He has been a director of IES since 1991 and was first elected to the IE Industries Inc. board in 1987. Mr. Ray serves on the Audit and Nominating Committees.

               DAVID Q. REED, 64                      1967

Insert Picture #6
                          Mr. Reed is an independent practitioner
               of law in Kansas City, Missouri. Mr. Reed has been engaged in the private practice of law since 1960. From 1972 until 1988, he was a senior member of the firm of Kodas, Reed & McFadden, P.C. in Kansas City, Missouri. Mr. Reed is a member of the American Bar Association, the Association of Trial Lawyers of America, the Missouri Association of Trial Attorneys, the Missouri Bar and the Kansas City Metropolitan Bar Association. He served in the Missouri General Assembly from 1972 until 1974. Mr. Reed has been a director of IES since 1991 and was first elected to the Iowa Electric Light and Power Company board in 1967. Mr. Reed serves on the Executive Committee and chairs the Nominating Committee.

               HENRY ROYER, 64                              1984

Insert Picture #7
                          Mr.  Royer has been President and Chief
               Executive Officer of River City Bank in Sacramento, California since August 1994. He served as Chairman of the Board and President of Firstar Bank of Cedar Rapids, N.A. from 1983 until 1994. Mr. Royer is a director of CRST, Inc., a trucking company in Cedar Rapids, Iowa and has served on numerous Cedar Rapids community organization boards. He has been a director of IES since 1991 and was first elected to the board of Iowa Electric Light and Power Company in 1984. Mr. Royer serves on the Executive Committee and chairs the Compensation Committee.

               ROBERT W. SCHLUTZ, 60                        1989

Insert Picture #8
                          Mr.  Schlutz  is President  of  Schlutz
               Enterprises,  a diversified farming and  retailing
               business in Columbus Junction, Iowa. He is a director of Agri-Nutritional Group Inc., an animal health business, in St. Louis, Missouri and the Iowa Foundation for Agricultural Advancement. Mr. Schlutz is a President of the Iowa State Fair Board and a member of various community organizations. He also served on the National Advisory Council for the Kentucky Fried Chicken Corporation. He is a past chairman of the Environmental Protection Commission for the State of Iowa. Mr. Schlutz has been a director of IES since 1991 and was first elected to the Iowa Southern Inc. board in 1989. Mr. Schlutz serves on the Audit Committee.

               ANTHONY R. WEILER, 59                        1979

Insert Picture #9
                          Mr.  Weiler  is Senior Vice  President,
               Merchandising, for Heilig-Meyers Company, a national furniture retailer with more than 750 stores headquartered in Richmond, Virginia. Mr. Weiler was previously Chairman and Chief Executive Officer of Chittenden & Eastman Company, a national manufacturer of mattresses in Burlington, Iowa. He was with Chittenden & Eastman from 1960 until 1995, and held various management positions. Mr. Weiler is Chairman of the National Home Furnishings Association and a director of the Retail Home Furnishings Foundation. He is a trustee of NHFA Insurance and a past director of the Burlington Area Development Corporation, the Burlington Area Chamber of Commerce and various community organizations. Mr. Weiler has been a director of IES since 1991 and was first elected to the Iowa Southern Utilities Company board in 1979. Mr. Weiler serves on the Nominating Committee.

Except  as  otherwise noted, all nominees have  served  in  their current  positions for five years or more as of the date of  this
proxy.   All  other information is as of January  1,  1996.   All
nominees are also the current directors of Utilities.
                  ____________________________

    THE IES BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL
                            NOMINEES.

            SECURITY OWNERSHIP OF BENEFICIAL OWNERS

      Set forth below is certain information with respect to beneficial ownership of the IES Common Stock by each person known by IES to own 5% or more of the outstanding IES Common Stock as of February 1, 1996:

  Name of Beneficial      Amount and Nature of   Percent
         Owner            Beneficial Ownership     of
                                  (1)            Class(1)


WPLH                                  5,861,115    16.6%
IPC                                   5,861,115    16.6%


(1)By reason of the Stock Option Agreements, each of WPLH and IPC may be deemed to have sole voting and dispositive power with respect to the shares listed above which are subject to their respective Options from IES and, accordingly, each of WPLH and IPC may be deemed to beneficially own all of such shares (assuming exercise of its Option and the nontriggering of the other party's right to exercise its Option for IES Common Stock). However, each of WPLH and IPC expressly disclaim any beneficial ownership of such shares because the Options are exercisable only in certain circumstances. See "The Stock Option Agreements."

                SECURITY OWNERSHIP OF MANAGEMENT

    Set forth below is certain information with respect to beneficial ownership of the IES Common Stock as of February 1, 1996 by each current director and nominee for director, certain Executive Officers and by all directors and listed Executive Officers of IES as a group:

Name of Beneficial Owner   Amount and Nature of   Percent
                           Beneficial Ownership     of
                                   (1)            Class


C.R.S. Anderson                            19,000   .06%
J. Wayne Bevis                                500    (2)
Dr. George Daly                             3,000   .01%
Blake O. Fisher, Jr.                       16,165   .05%
John F. Franz, Jr.                         12,775   .04%
James E. Hoffman                                0    (2)
G. Sharp Lannom, IV                           480    (2)
Lee Liu                                    38,262   .13%
Rene H. Males                               8,980   .03%
Jack R. Newman                                  0    (2)
Robert D. Ray                               1,500    (2)
David Q. Reed                               4,002   .01%
Larry D. Root                              17,287   .06%
Henry Royer                                 1,825    (2)
Robert W. Schlutz                           1,385    (2)
Anthony R. Weiler                           2,251    (2)

   All   listed   Executive               127,412   .43%
Officers  and  directors
of  IES and Utilities as
a group (16 persons)


(1)Includes  ownership  of  shares  by  family  members  even
   though   beneficial  ownership  of  such  shares  may   be
   disclaimed.

(2)Less than .01% of the Class (IES Common Stock).

                       OTHER TRANSACTIONS

    IES has a contract with IASD for administration of its employee health insurance plan, as it has for many prior years. In 1995, IES paid $291,285 to IASD. Beginning in 1995, IES also contracted with IASD for administration of its dental insurance plan and paid $63,925 to IASD for those services. As previously stated, Mr. Ray is President and Chief Executive Officer of IASD.

          FUNCTIONING OF THE IES BOARD AND COMMITTEES

    IES's Board has an Executive Committee, an Audit Committee, a
Nominating Committee and a Compensation Committee.

    Current members of the Executive Committee are Lee Liu, Chairman, C.R.S. Anderson, David Q. Reed and Henry Royer. The current members served on this Committee during 1995. The Committee met three times during 1995. It is empowered with all of the authority vested in the IES Board, subject to certain limitations, and may act when the IES Board is not in session.

    Current members of the Audit Committee are C.R.S. Anderson, Chairman, J. Wayne Bevis, Robert D. Ray and Robert W. Schlutz. The current members served on this Committee during 1995. The Committee met twice during 1995. The principal functions of the Committee are to review IES's internal audit activities, including reviews of the internal control procedures; to oversee the corporate compliance process; to recommend to the IES Board an independent public accounting firm to be IES's auditors; and
to approve the audit arrangements and audit results. Both the internal and independent auditors have direct and independent access to the Audit Committee.

   Current members of the Nominating Committee are David Q. Reed, Chairman, Lee Liu, Robert D. Ray and Anthony R. Weiler. The current members served on this Committee during 1995. The Committee met twice during 1995. Its principal function is to review and recommend to the IES Board nominees to serve on the IES Board and its committees. While there are no formal procedures, the Committee considers nominees brought to its attention by other members of the IES Board, members of management and shareholders.

   Current members of the Compensation Committee are Henry Royer, Chairman, Dr. George Daly, G. Sharp Lannom, IV and Jack R. Newman. The current members served on this Committee during 1995. The Committee met five times during 1995. The principal functions of the Committee are to review and make recommendations to the IES Board on the salaries and other compensation and benefits of the elected officers of IES and its subsidiaries, and to review and administer incentive compensation or similar plans for officers and other key employees of IES and its subsidiaries. The report of the Compensation Committee is included later in this Joint Proxy Statement/Prospectus.

    IES's Board met ten times in 1995. The various committees of the Board met an aggregate of twelve times. All of the directors attended 75% or more of these meetings.

                   COMPENSATION OF DIRECTORS

   Non-employee directors of IES receive fees of $12,000 per year plus $700 per meeting attended. Non-employee directors receive $700 per Committee meeting attended. If a Committee meeting is the same day as a meeting of the IES Board as a whole or if a Committee meeting is by telephone conference, each participating non-employee director receives $350, one-half the regular Committee meeting fee. In addition, non-employee directors serving as chairman of a Committee receive an annual fee of
$1,500 for serving in such capacity. In 1993, the IES Board decided that directors who are officers would not receive an annual fee or any fees for attendance at Board meetings or meetings of Committees of which they are members. Robert F. Brewer and Dr. Salomon Levy, who served as directors until May 17, 1994, served as emeritus directors of IES until May 16, 1995. Mr. Brewer received $1,400 in meeting fees in 1995 as an emeritus director.

    Under the Director Retirement Plan, IES provides a retirement or death benefit to directors, including directors who are employees of IES, in an amount equal to 80% of the annual
directors  fee.   Such  amount is payable  annually,  based  upon
length of service, to directors who have served at least four years, with a maximum payment period of eight years. Mr. Brewer and Dr. Levy each received payments of $8,000 under the Director Retirement Plan in 1995.

     S. Levy, Incorporated, an engineering and management consulting firm of which Dr. Salomon Levy, a director emeritus until May 16, 1995, is Chairman, performed consulting services for Utilities in 1995 for which it was paid $125,554. Dr. Levy has retired as Chief Executive Officer of S. Levy, Incorporated and does not participate in the day to day management of the company. Utilities has a service contract with S. Levy, Incorporated pursuant to which it supplied these services and under which it will provide services in 1996. Dr. Salomon Levy was appointed as the Nuclear Advisor to the Board of Directors on May 17, 1994 and received $5,771 for his services in 1995 as Nuclear Advisor. Dr. Levy also serves on the IES Utilities Nuclear Safety Committee.

   Director Jack R. Newman has served as nuclear legal counsel to IES since 1968. Mr. Newman's firm, Morgan, Lewis & Bockius, was paid $453,002 for legal services provided to IES in 1995.

    IES makes available to members of the Board of Directors a business travel accident insurance policy at an annual cost to IES of $10 per director. No director received any payments under such policy in 1995.


                     EXECUTIVE COMPENSATION

    The following table shows, for the fiscal years ending December 31, 1993-1995, the cash compensation paid by IES and its subsidiaries as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and to each of the four most highly compensated Executive Officers of IES and its subsidiaries and to Rene H. Males who would have been among the four most highly compensated executive officers if he was employed by IES on December 31, 1995:

                        SUMMARY COMPENSATION TABLE

                    Annual Compensation              Long-Term
                                                     Compensation
Name and         Year   Salary      Bonus     Other   Restricted   All Other
Principal                           (3)       (4)     Stock       Compensation
Position(1)                                           Awards(5)       (6)

Lee Liu          1995   $340,000    $142,800  $1,588       *       $ 13,507
Chairman of the  1994    324,375     161,798   1,114   298,127       13,604
Board,           1993    307,450(2)  157,500   1,625   237,341       10,571
President &
Chief Executive
Officer

Blake O.         1995   241,861       76,440     160       -          6,945
Fisher, Jr.      1994   210,060       88,800     160    88,894        7,138
Executive Vice   1993   212,475(2)    81,974     720    74,049        4,392
President &
Chief Financial
Officer

James E.         1995    89,583      206,500  51,523       *            324
Hoffman
Executive Vice
President

Larry D. Root    1995   220,822(2)    62,606     566       -        208,038
Executive Vice   1994   197,765       70,935     483    83,690        7,820
President        1993   200,694(2)    77,176   2,168    69,724        5,948

John F. Franz,   1995   144,050       25,213     418       *          4,893
Jr.              1994   127,379       30,062      57   257,473        1,863
Vice President   1993   114,425       32,577     171    28,634        1,035

Rene H. Males    1995   141,624(2)    38,084     780       -        358,244
Executive Vice   1994   162,750       57,534   1,761       -          4,910
President        1993   179,024(2)    65,100     404       -         25,817

____________________
*    The  grants  of  restricted stock pursuant to the  long-term incentive plan for the 1995 plan year have not been determined as of the date of this Joint Proxy Statement/Prospectus. See footnote (5) below for a discussion of restricted stock awards.

(1) Messrs. Hoffman, Males and Franz are not officers of IES, but are officers of Utilities. Mr. Hoffman commenced employment with Utilities effective August 1, 1995. Mr. Fisher resigned his employment with IES effective February 21, 1996. Mr. Root retired effective December 31, 1995. Mr. Males retired effective September 30, 1995.

(2) The amounts reported as salary include director's fees and payments in lieu of director's fees for each of Messrs. Liu, Fisher, Root and Males, of $11,200 in 1993, and accrued vacation pay for Mr. Root of $20,162 and Mr. Males of $19,561 in 1995.

(3) The amounts listed represent plan year awards pursuant to the Management Incentive Compensation Plan, IES's annual incentive plan, with cash payment made in the subsequent calendar year. The amount reported as bonus for Mr. Hoffman includes a one-time payment of $185,000 when he commenced employment with Utilities.

(4) The 1995 amounts shown as Other Annual compensation represent the earnings for the Key Employee Deferred Compensation Plan in excess of 120% of the applicable federal long-term rate provided under Section 1274(d) of the Code. Also included are relocation and moving expenses for Mr. Hoffman in the amount of $51,523.

(5) The awards of restricted stock have been made on June 1st since 1988, with one-third of the award being restricted for one year, one-third being restricted for two years and one-third being restricted for three years. In addition, in June 1993 Mr. Liu received a grant of 4,000 shares, in June 1994 Mr. Liu received a grant of 3,000 shares and in December 1995 Mr. Liu received a grant of 4,000 shares, all of which will vest at retirement. In June 1995, Mr. Franz received a grant of 10,000 shares. The restrictions on 1,000 shares will lapse each year beginning in June 1996 with the restrictions on the remainder lapsing at retirement but not prior to Mr. Franz becoming age 60. Restricted stock is considered outstanding upon award date and dividends are paid to the eligible officers on these shares while restricted. The amounts shown in the table above represent the value of the awards based upon closing price of IES Common Stock on the award date. The award date is in the calendar year following the plan year. Messrs. Fisher and Root will not receive any awards in 1996 since they are no longer IES employees. At December 31, 1995, the listed officers had restricted stock for which restrictions had not lapsed (based upon the December 29, 1995 closing price of IES Common Stock) as follows:

                         Shares    Value
Lee Liu                   27,761  $735,667
Blake O. Fisher, Jr.       6,084   161,226
James E. Hoffman              -         -
Larry D. Root              5,700   151,050
John F. Franz, Jr.        12,160   322,240
Rene H. Males                 -         -


     No stock options nor stock appreciation rights have been awarded to the Executive Officers listed above.

(6) Amounts shown for 1995 represent: (a) contributions by IES to the applicable employee savings plan in the following amounts: Mr. Liu - $4,648, Mr. Fisher - $4,436, Mr. Root - $4,210, Mr. Franz - $2,730 and Mr. Males - $3,063; (b)
     amount included in W-2 earnings for life insurance coverage in excess of $50,000 in the following amounts: Mr. Liu - $8,859, Mr. Fisher - $2,509, Mr. Hoffman - $324, Mr. Root -
     $3,168,   Mr.  Franz - $2,163 and Mr. Males  -  $3,286;  (c)
     severance  pay to be paid in 1996 in the following  amounts:
     Mr.  Root  -  $200,660  and Mr. Males -  $332,180;  and  (d)
     supplemental retirement pay of $19,715 for Mr. Males.

                           IES PLANS

       IES Pension Plans: IES, Utilities and the Cedar Rapids and Iowa City Railway Company have non-contributory retirement plans covering employees who have at least one year of accredited service. Directors who are not officers do not participate in the plans. Maximum annual benefits payable at age 65 to participants who retire at age 65, calculated on the basis of straight life annuity, are illustrated in the following table:

                         PENSION PLAN TABLE

Average of Highest   Estimated Maximum Annual Retirement Benefits Based
Annual Salary        on Service Years
(Remuneration)
for 3 Consecutive
Years of the last
10
                      15       20        25       30        35

          125,000    27,119   36,158    45,198   54,237    63,277
          150,000    32,931   43,908    54,885   65,862    76,839
          175,000    36,941   49,460    61,980   74,499    87,018
          200,000    41,816   56,210    70,605   84,999    99,393
          225,000    46,691   62,960    79,230   95,499   111,768
          250,000    47,466   64,033    80,600   97,168   113,735
          300,000    47,466   64,033    80,600   97,168   113,735
          400,000    47,466   64,033    80,600   97,168   113,735
          450,000    47,466   64,033    80,600   97,168   113,735
          500,000    47,466   64,033    80,600   97,168   113,735

    For 1995, $120,000 is the maximum benefits allowable under the retirement plans prescribed by Section 415 of the Code.

     With respect to the officers named in the Summary Compensation Table, the remuneration for retirement plan purposes would be substantially the same as that shown as "Salary." As of December 31, 1995, the officers had accredited years of service for the retirement plan as follows: Lee Liu, 38 years; Blake O. Fisher, Jr., 5 years; James E. Hoffman, 0 years; Larry D. Root, 25 years; and John F. Franz, Jr., 4 years.

    Supplemental Retirement Plans: IES has a non-qualified Supplemental Retirement Plan for eligible officers of IES and Utilities, including Messrs. Hoffman and Franz. The plan provides for payment of supplemental retirement benefits equal to 69% of the officer's base salary in effect at the date of retirement, reduced by benefits receivable under the qualified retirement plan, for a period not to exceed 18 years following the date of retirement. In the event of the death of the officer following retirement, similar payments reduced by the joint and survivor annuity of the qualified retirement plan will be made to his designated beneficiary (surviving spouse or dependent children), if any, for a period not to exceed 12 years from the date of the officer's retirement. Thus, if an officer died 12 years after retirement, no payment to the beneficiary would be made. Death benefits are provided on the same basis to a designated beneficiary for a period not to exceed 12 years from the date of death should the officer die prior to retirement. The Supplemental Retirement Plan further provides that if, at the time of the death of an officer, the officer is entitled to receive, is receiving, or has received supplemental retirement benefits by virtue of having taken retirement, a death benefit shall be paid to the officer's designated beneficiary or to the officer's estate in an amount equal to 100% of the officer's annual salary in effect at the date of retirement. Under certain circumstances, an officer who takes early retirement will be entitled to reduced benefits under the Supplemental Retirement Plan. The Supplemental Retirement Plan also provides for benefits in the event an officer becomes disabled under the terms of the qualified retirement plan. IES has purchased life insurance on the participants sufficient in amount to finance actuarially all of its future liabilities under the
Supplemental Retirement Plan and IES is the owner and beneficiary of all such life insurance. The Supplemental Retirement Plan has been designed so that if the assumptions made as to mortality, experience, policy dividends, tax credits and other factors are realized, IES will fully recover all of its premium payments over the life of the Supplemental Retirement Plan.

    The following table shows the estimated annual benefits payable under the Supplemental Retirement Plan equal to 69% of the officer's base salary in effect at the date of retirement:

                      IES Industries Inc.
             Supplemental Retirement Plan Payments
                        69% SRP Benefit

Final                      Service Years
Annual
Salary         15           20         25         30         35

  125,000     59,131     50,092     41,052     32,013     22,973
  150,000     70,569     59,592     48,615     37,638     26,661
  175,000     83,809     71,290     58,770     46,251     33,732
  200,000     96,184     81,790     67,395     53,001     38,607
  225,000    108,559     92,290     76,020     59,751     43,482
  250,000    125,034    108,467     91,900     75,332     58,765
  300,000    159,534    142,967    126,400    109,832     93,265
  400,000    228,534    211,967    195,400    178,832    162,265
  450,000    263,034    246,467    229,900    213,332    196,765
  500,000    297,534    280,967    264,400    247,832    231,265

     Mr. Liu has elected to continue under supplemental retirement agreements previously provided to him by IES with provisions for payment of benefits equal to 75% of the officer's base salary, for a period not to exceed 15 years following the date of retirement, and payment to the surviving spouse or dependent children for a period not to exceed 10 years following the date of retirement.

    The following table shows the estimated annual benefits payable under the Supplemental Retirement Plan equal to 75% of the officer's base salary in effect at the date of retirement:

                      IES Industries Inc.
             Supplemental Retirement Plan Payments
                        75% SRP Benefit

Final                      Service Years
Annual
Salary         15           20         25         30         35

  125,000     66,631     57,592     48,552     39,513     30,473
  150,000     79,569     68,592     57,615     46,638     35,661
  175,000     94,309     81,790     69,270     56,751     44,232
  200,000    108,184     93,790     79,395     65,001     50,607
  225,000    122,059    105,790     89,520     73,251     56,982
  250,000    140,034    123,467    106,900     90,332     73,765
  300,000    177,534    160,967    144,400    127,832    111,265
  400,000    252,534    235,967    219,400    202,832    186,265
  450,000    290,034    273,467    256,900    240,332    223,765
  500,000    327,534    310,967    294,400    277,832    261,265

   Mr. Males retired under a supplemental retirement agreement previously provided to him by Iowa Southern Utilities Company with provisions for payment of benefits equal to 65% of base salary for life, subject to consumer price index adjustment, and payments to survivors after death of the officer for a period not to exceed 15 years following the date of retirement.

    The following table shows the estimated annual benefits payable under the Supplemental Retirement Plan equal to 65% of the officer's base salary in effect at the date of retirement:

                      IES Industries Inc.
             Supplemental Retirement Plan Payments
                        65% SRP Benefit

Final                       Service Years
Annual
Salary           15       20           25         30         35

  125,000     54,131     45,092     36,052     27,013     17,973
  150,000     64,569     53,592     42,615     31,638     20,661
  175,000     76,809     64,290     51,770     39,251     26,732
  200,000     88,184     73,790     59,395     45,001     30,607
  225,000     99,559     83,290     67,020     50,751     34,482
  250,000    115,034     98,467     81,900     65,332     48,765
  300,000    147,534    130,967    114,400     97,832     81,265
  400,000    212,534    195,967    179,400    162,832    146,265
  450,000    245,034    228,467    211,900    195,332    178,765
  500,000    277,534    260,967    244,400    227,832    211,265

    Executive Guaranty Plan: The IES Board has approved an Executive Guaranty Plan (the "Guaranty Plan") for officers of IES and its principal subsidiary, Utilities. The purpose of the Guaranty Plan is to promote flexibility in financial planning of participating officers and to provide an inducement to new officers in order to retain and attract the best possible executive management team. Under the Guaranty Plan, IES guarantees loans within defined limits, based on salary level and years of service made to participating officers for various specified purposes, including real estate acquisitions and purchases of IES Common Stock. As of December 31, 1995, guarantees of $76,653, $49,125 and $50,000,
were   outstanding   for  Messrs.  Liu,   Root   and   Fisher,
respectively.

    Executive Change of Control Agreements: IES has severance agreements with thirteen of its executives, including Messrs. Liu, Hoffman and Franz. Mr. Fisher had a severance agreement with IES which is described in this section. The severance agreements run for terms of one year (three years in the case of Mr. Liu), subject to automatic renewal unless either party gives notice of non-renewal to the other party at least 90 days prior to the annual renewal date. Each agreement provides for salary continuation and certain other benefits in the event the covered executive is terminated within a three-year period following a change of control of IES. For these purposes, a "change of control" is described in the IES Charter and, in addition, will be deemed to have occurred, if following a merger, consolidation or reorganization, the owners of the capital stock entitled to vote in the election of directors of IES prior to the transaction own less than 75% of the resulting entity's voting stock or during any period of two consecutive years, individuals who, at the beginning of such period constitute the Board of Directors of the parent company, cease for any reason to constitute at least a majority of the Board of Directors of any successor organization. Accordingly, the Mergers will constitute a change of control for purposes of each of the IES severance agreements. Specifically, the agreements provide that following termination of a covered executive's employment, except terminations for just cause, death, retirement, disability or voluntary resignation (other than resignation for "good reason"), the executive's salary will be continued, at a level equal to his salary just prior to termination, for a period ranging from eighteen to thirty-six months (depending on the executive involved and, in certain cases, his length of service). Additionally, certain benefits will be continued during the applicable severance period, including life and health insurance, and the executive will continue to receive annual incentive award payments equal to the average annual incentive awards paid to executives of the same or comparable designation during the three years prior to the change of control. In the event the executive dies during the severance period, the salary and benefit payments described above shall be payable during the remainder of the term to the executive's surviving spouse or his estate. The executive will also become immediately vested and entitled to receive awards of restricted stock or other rights granted to the executive under IES's Long-Term Incentive Plan. With respect to a covered executive who is age 56 or older at the time of the change of control, the severance agreement further provides that the change of control will cause the executive to become fully vested in his supplemental retirement plan benefit ("SERP"), and that if the executive is terminated within three years following the change of control, he will be able to commence his SERP payments on the earlier of the date he attains age 65 or the date salary continuation payments cease under his severance agreement.

    In November 1995, IES approved certain amendments to the existing severance agreements which will take effect no later than the next annual renewal of each agreement, subject to each executive's execution of an amended form of agreement. The amendments to the severance agreements for Messrs. Liu and Fisher provide, among other things, that during the applicable severance period Messrs. Liu and Fisher will be entitled to receive payments equal to the average value of both the long-term and the annual incentive awards received by executives of the same or comparable designation during the three years prior to the change of control. In addition, the amendments for all covered executives provide reimbursement, in an amount not to exceed 15% of the executive's base salary, for outplacement services and legal fees incurred by the executive in connection with his termination, and also provide severance benefits in the event of certain employment terminations within 180 days prior to a change of control.

    The provisions of the severance agreement covering Mr. Liu has been incorporated into the Employment Agreement to be executed between Mr. Liu and Interstate Energy in connection with the Mergers (See "The Mergers -- Employment Agreements" and Annex H). After the Effective Time, his Employment Agreement will supersede his existing severance agreement.

   IES believes that these agreements enable IES to employ key
executives   who   can   approach  major  business   decisions
objectively and without concern for their personal situations.

    Termination of Employment Arrangement: Larry D. Root, IES Executive Vice President, elected to take early retirement effective as of December 31, 1995, following 25 years of service to IES. In connection with Mr. Root's retirement, IES entered into an early retirement agreement with Mr. Root which, among other things, provided for certain payments and other financial considerations. Under the terms of Mr. Root's early retirement agreement, IES paid Mr. Root a lump sum cash payment of $200,660 on January 4, 1996. IES agreed to accelerate the vesting of restricted stock grants previously granted to Mr. Root so that such grants became vested on December 31, 1995. IES also agreed that Mr. Root was eligible to receive an award under the Management Incentive Compensation Plan for 1995 performance, which was awarded to him in February 1996. Mr. Root shall receive, as an unfunded supplemental pension benefit, $11,306.11 per month for a period of fifteen (15) years. IES shall also pay, within three months of Mr. Root's death, a death benefit of $200,660 to his beneficiaries. Mr. Root shall be eligible for the medical coverage generally offered by IES to retiring employees, in accordance with the terms of the IES Health Care Plan. Blake O. Fisher, Jr., IES Executive Vice President & Chief Financial Officer, resigned from IES effective February 21, 1996. IES and Mr. Fisher entered into an agreement which provided for certain payments and other financial considerations as set forth in Mr. Fisher's Executive Change of Control Agreement, details of which are set forth in the section above entitled "Executive Change of Control Agreements."

                 IOWA SOUTHERN UTILITIES PLANS

    Iowa Southern Utilities Pension Plan: Iowa Southern Utilities Company ("Iowa Southern Utilities") provided a contributory pension plan which covered substantially all non-collective bargaining employees who have completed the minimum eligibility requirements of 1,000 hours in a year. The plan was amended effective January 1, 1991 to be non-contributory. As of his retirement on September 30, 1995, Mr. Males had 4 years of accredited service under the Pension Plan. Participants contributed one percent of annual compensation to the Pension Plan through 1990.

     Iowa   Southern  Utilities  Senior  Executive   Severance
Agreements: Individual agreements providing for severance pay were entered into by Iowa Southern Utilities and four senior executives, including Mr. Males. The benefits to be provided were generally as follows: a lump sum payment equal to the executive's salary for a payment period equal to the greater of 24 months, or one month multiplied by years of service with a limit of 30 months. Mr. Males's agreement provides for the greater of 24 months or the period between the date his employment terminates and January 28, 1996. In addition, each covered senior executive was entitled to continuation of life and health insurance coverage during the payment period and reimbursement of certain other expenses. The only agreement still in effect in 1995 was with Mr. Males. Mr. Males' retirement was a qualified termination under the agreement. Mr. Males will receive payments under the severance agreement beginning in 1996.


                      EMPLOYMENT AGREEMENT

    IE Industries Inc. and Iowa Electric Light and Power Company, the predecessor companies of IES Industries and Utilities, entered into an employment agreement (the "Liu Agreement") with Lee Liu, which became effective July 1, 1991. The Liu Agreement provides that Mr. Liu shall be employed as President, Chief Executive Officer and Chairman of the Executive Committee of IES and as Chief Executive Officer and Chairman of Utilities from July 1, 1991 until April 1995, which period shall be automatically extended unless at least six months prior to any expiration thereof either IES or Utilities or Mr. Liu shall give notice that they do not wish to extend such time (the "Period of Employment"). To date, neither party has given such notice. The Liu Agreement also provides that he shall become Chairman of the Board at such time as C.R.S. Anderson ceases to serve in such position. This occurred on July 1, 1993. The Liu Agreement provides that Mr. Liu shall provide consulting services to IES for three years (the "Period of Consulting") after the conclusion of the Period of Employment.

    During the Period of Employment, Mr. Liu will be paid a base annual salary of at least $275,000, and will be entitled to participate in all incentive compensation plans applicable to the positions he holds and all retirement and employee welfare benefit plans. During the Period of Employment, Mr. Liu's incentive compensation shall be at least equal to that paid to the Chairman of the Board of IES.

    If Mr. Liu's employment is terminated without his consent by IES or Utilities during the Period of Employment for other than an unremedied material breach or just cause or by his resignation if such resignation occurs after IES fails to cause him to be employed in or elected to the positions specified in the Liu Agreement or after a material diminution in his duties, responsibilities or status, then Mr. Liu shall be entitled to an amount equal to the sum of his base annual salary as of the date of termination plus his average incentive compensation during the three years immediately preceding the date of termination multiplied by the number of years (and fractions thereof) then remaining in the Period of Employment. Mr. Liu also would be entitled to continued insurance coverages and an amount equal to the then present value of the actuarially determined difference between the aggregate retirement benefits actually to be received by him as of the date of termination and those that would have been received by him had he continued to be employed at the base salary in effect at termination through the expiration of the Period of Employment. All his shares of IES Restricted Stock would also vest at that time.

    During the Period of Consulting, Mr. Liu will make himself available for up to 30 days per year, report to the Chief
Executive Officer of IES and will earn an annual consulting fee equal to 13.33% of his highest annual base salary during his Period of Employment. If Mr. Liu's consulting services are terminated for reasons other than material breach or just cause, he will be entitled to a lump sum payment equal to the amount of the consulting fee he would otherwise have earned during the Period of Consulting.

   The Employment Agreement which Mr. Liu will enter into with
Interstate   Energy  in  connection  with  the  Mergers   will
supersede the Liu Agreement described above.  See "The Mergers
-- Employment Agreements."

                      CERTAIN SEC FILINGS

    Section 16(a) of the Securities Exchange Act of 1934 requires IES's officers and directors and persons who own more than 10% of the registered class of IES's equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish IES with copies of all such reports that they file.

    Based solely on a review of copies of reports filed with the SEC with respect to 1995 and of written representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.